EXHIBIT 99.1
For release at 6:30 a.m.
Company Contacts:
Robert F. Doman, President & CEO — 978.909.2216
Investor Relations Contact:
Chad Rubin, The Trout Group LLC — 646.378.2947
Media Contact:
Dayna Hochstein, Spectrum — 202.955.6222
DUSA Pharmaceuticals Reports
Notice of Allowance for Key PDT Device Patent
New patent will cover Levulan® PDT therapy until 2019
WILMINGTON, Mass. — May 7, 2010 — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA), a dermatology company that is developing and marketing Levulan® Photodynamic Therapy (PDT), today announced that the United States Patent and Trademark Office has issued a notice of allowance for a key patent related to its proprietary PDT light source, the BLU-U®, Blue Light Photodynamic Therapy Illuminator. The new patent will have method of treatment claims which cover the use of DUSA’s blue light technology and aminolevulinic acid HCL (Levulan®) for the treatment of actinic keratosis as well as the diagnosis and treatment of other disease states such as acne, cancer, psoriasis and photodamaged skin. The patent also has claims that will cover DUSA’s blue light technology in conjunction with its proprietary Levulan® Kerastick® formulation of aminolevulinic acid HCL. The patent, once issued, which is scheduled to occur on May 25, 2010, will cover our approved Levulan® PDT therapy until June, 2019.
Robert Doman, DUSA’s President and CEO, said, “This patent further strengthens the protection of our Levulan® PDT therapy because the claims cover the use of the BLU-U®, aminolevulinic acid, and our proprietary Levulan Kerastick formulation together to treat actinic keratoses.” Mr. Doman continued, “The successful execution of this intellectual property protection strategy significantly enhances DUSA’s patent portfolio for our Levulan® PDT technology. This provides DUSA with the opportunity to continue on its path of revenue growth and additional time to explore new indications and life cycle management strategies.”

About Levulan® PDT and the BLU-U®
Levulan® Kerastick® for Topical Solution plus blue light illumination using the BLU-U® blue light photodynamic therapy illuminator is indicated for the treatment of minimally to moderately thick actinic keratoses (AKs) of the face or scalp. AKs are the most frequently diagnosed skin disease by U.S. dermatologists with over 5M treatment visits per year. DUSA is also in clinical development of its Levulan® PDT technology platform for the broad-area treatment of AKs and the prevention of new non-melanoma skin cancer in chronically immunosuppressed solid organ transplant recipients.
Other Uses of the BLU-U®
DUSA’s patented BLU-U® Blue Light Photodynamic Therapy Illuminator also offers effective, non-invasive and pain-free light treatment for moderate inflammatory acne. Narrow band blue light causes a photodynamic effect within the pilosebaceous gland that kills P. acnes, the bacteria primarily responsible for acne. BLU-U® treatments can be a primary treatment, an alternative to pharmaceuticals and topicals, or an addition to skin care programs. In September 2003, DUSA received clearance from the U.S. Food and Drug Administration (FDA) to market the BLU-U® without Levulan® PDT for the treatment of moderate inflammatory acne vulgaris and general dermatologic conditions.
About Actinic Keratoses
Actinic keratoses are rough-textured, dry, scaly patches on the skin caused by excessive exposure to ultraviolet light, such as sunlight. They occur most frequently on sun exposed areas such as the face, scalp, ears, neck, hands and arms. They form on the outermost layer of skin and they can range in color from skin toned to reddish brown. They can also range in size from as small as a pinhead to larger than a quarter.
About Acne
According to the American Academy of Dermatology, acne is the most common skin disorder in the U.S., affecting 40 to 50 million Americans. There are many types of acne, the most common of which is called acne vulgaris. Just beneath the surface of the skin lie hundreds of tiny glands called sebaceous glands. Their function is to collect and excrete the oily substance called sebum, to keep the skin healthy. However, the tiny pathway for the sebum to escape often becomes clogged and a bacterium called P. acnes grows inside. In a short time, the area swells up and forms a lesion on the skin. At certain times of life, this process becomes very active, troublesome and hard to control.

About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® photodynamic therapy (PDT) technology platform, and other dermatology products. Levulan® PDT is currently approved for the treatment of minimally to moderately thick actinic keratoses (AKs) of the face or scalp. DUSA is researching the use of Levulan® PDT to prevent AKs and squamous cell carcinomas in immunosuppressed solid organ transplant recipients and is supporting research related to oral leukoplakia in collaboration with the National Institutes of Health (NIH). DUSA also markets other dermatology products, including ClindaReach®. DUSA is based in Wilmington, Mass. Please visit our website at www.dusapharma.com.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to the issuance of a patent and the methods of use and diseases covered by the claims in the patent, the enhancement of the Company’s patent portfolio, continued revenue growth, the expected issue date and expiration date of the patent. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, actions by regulatory authorities, the status of our patent portfolio, action of third parties, the impact of competitive products, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2009.
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